Exhibit 99.2

Script –
Q4 and End of Year 2008 Conference Call - 26 March 2009

Operator:  Good day and welcome to the Intellicheck Mobilisa’s 2008 4th Quarter and End of Year Conference Call.  Today’s conference is being recorded.
At this time, I would like to turn the conference over to Mr. James Carbonara of The Investor Relations Group, who is the IR firm, for Intellicheck Mobilisa.  Please go ahead.
James Carbonara:  Thank you very much, and welcome everyone.  Thank you for joining us today for our “2008 4th Quarter and End of Year Conference Call” to discuss Intellicheck Mobilisa’s results for the fiscal quarter ending December 31st, 2008.  In a moment, I will call upon our CEO to lead today’s call.
Before I do that, I will take a few minutes to read the forward-looking statement.  Certain statements in this conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended.  When used in this conference call, words such as will, believe, expect, anticipate, encouraged, and similar expressions as they relate to the company or its management, as well as assumptions made by, and information currently available to the company’s management, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and the Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time-to-time in the company’s filings with the Securities and Exchange Commission.
With that out of the way, I would now like to introduce Dr. Nelson Ludlow, Intellicheck Mobilisa’s Chief Executive Officer, to preside over today’s call.
Nelson Ludlow: Thank you, James. Welcome shareholders and potential investors.
On the call with me today is Pete Mundy, our Chief Financial Officer.

    We issued a press release this morning formally stating our Q4 and End of Year financial results.  As we said last week, our financial results were solid.  We had revenue of approximately $10 Million for the Year, or over $11 Million if you include the slightly more than $1M of Mobilisa revenue from pre-merger, and we had positive cash flow from operations for the third quarter in a row.  We had no burn of cash, have no debt, and increased the cash position to approximately $3.4M for December 31st.
    What is new is that we completed our annual impairment testing of goodwill and other intangible assets. Due to the decrease in the market price of the Company's common stock, the Company recorded a non-cash impairment adjustment or “write down” of goodwill of approximately $32.2 million, for Q4.
    Let me emphasize this is a Non-Cash Expense.  So while it does affect “P and L” for 2008, it does not change our revenue, or that we brought more money in than we spent, or that we increased our cash position.  Other companies, such as Google and L-1, performed a similar accounting housekeeping of writing-down Goodwill and/or Intangibles in Q4.
    My personal view is this is a good thing.  If it was only a write-down of goodwill, I would view it as a neutral event.  In this case, we also were able to reallocate our mix of intangible assets and goodwill associated with the acquisition of Mobilisa, and in turn write-down Goodwill. This will have a direct positive impact upon “P and L” for future quarters.
    I’ll ask Pete Mundy, our CFO, to briefly discuss the Goodwill and Intangible adjustments and the SFAS 142 Analysis that he and the auditors performed.   Pete.
Pete Mundy: Thank you Nelson.
    As Nelson has stated, we  completed our audit, which had been delayed because of the ongoing evaluation of the carrying value of our goodwill which was precipitated by the decline in the Company’s stock price towards the end of the year and as well as the continued drop in our market price subsequent to year end.
    We performed our analysis of impairment of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) 142 "Goodwill and Other Intangible Assets" which is done annually as of December 31st each year.   The computation of the write down is based on a discounted cash flow analysis supported by comparative market multiples to determine the fair values of our business unit versus its book value.  The computations are complex and we had help from an outside valuation firm who performed the valuation models, and this was in concert with our Audit firm.

   At the date of the merger with Mobilisa on March 14, 2008, we estimated the purchase price allocation based on information available at that time.  The accounting rules allow for us to finalize the purchase price allocation up to one year from the date of the merger.  During the year end impairment analysis, we were able refine the initial estimates made based upon better and updated assumptions as well as taking into account the impact of the current market environment.  At December 31, 2008, we finalized our purchase price allocation resulting in an increase in the carrying value of goodwill and a decrease in the identified intangible assets by $6,293,000.  The impact of this change will be a reduction in the future non-cash merger related charges.  In 2009, the impact will reduce these non-cash charges by approximately $847,000, which will go right to the bottom line on our Statement of Operations.  Over the next five years, the impact is close to $2.5 million.
    After the finalization of the purchase allocation, at December 31, 2008, the Company had goodwill of $43,900,000, which represented the aggregate of the excess purchase price for the acquired business of Mobilisa over the fair value of the net assets acquired.
    Fair value is determined primarily using the discounted cash flow method, although market transactions and multiples are also considered. Such analysis requires the use of certain future market assumptions and discount factors, which are subjective in nature.  Estimated values can be affected by many factors beyond the company’s control such as business and economic trends, government regulation, and technology changes.
    The Company utilized a valuation advisor to assist in performing the impairment analyses and valuations.  Estimates of fair values were primarily based on the discounted cash flows based upon the Company’s latest plans and projections. The use of the discounted cash flow method requires significant judgments and assumptions of future events many of which are outside the control of the Company, including estimates of future growth rates, income tax rates, and discount rates, among others. In addition, the use of market transactions and multiples requires significant judgment as to whether observed data is comparable to the reporting units being evaluated and how much weight should be given to such data in the valuation. Management believes that the assumptions used to determine fair value are appropriate and reasonable. However, changes in circumstances or conditions affecting these assumptions could have a significant impact on the fair value determination.

    As of December 31, 2008, the Company compared the carrying amounts of its reporting unit to its estimated fair value, and determined that the carrying amount exceeded its fair value.  The test determined that there was an impairment related to the carrying value of goodwill and the Company recorded an impairment charge of $32,172,000 in the fourth quarter of 2008.
    The goodwill impairment charge was primarily driven by adverse equity market conditions and the resulting decrease in current market multiples and the Company's stock price as of December 31, 2008, as well as the deteriorating economic conditions that manifested themselves in the fourth quarter of 2008.
    It is important to note, again, that this goodwill write-down is a non-cash charge and does not impact the Company's business operations.
    Since, I already addressed the results of the year, prior to the impact of the impairment charges, in the last conference call; I will just address a few highlights that were included in the press release put out this morning.  The full 10-K is expected to be filed with the SEC by Monday.
    Once again, the information includes the results of Mobilisa for the period March 15, 2008 through December 31, 2008, since the merger was completed on March 14, 2008.
    For the year ended December 31, 2008, Company revenues increased approximately 183% to $9,955,000 from $3,512,000 reported in the prior year. Revenues from the Company's historical business increased 12% to $3,951,000 and Mobilisa contributed $6,004,000.  Excluding the impact of the goodwill impairment charges, our net loss decreased 66.7 percent to $890,000 or $(0.04) per share for the year ended December 31, 2008 from $2,673,000 or $(0.22) per share for the year ended December 31, 2007.  After the goodwill impairment charge, the net loss for the year was $33,000,000, or $(1.47) per share in 2008.  Basic and diluted weighted average shares outstanding used in computing per share amounts were 22,453,635 and 12,262,958 in the years ended December 31, 2008 and 2007, respectively. As of December 31, 2008, our backlog, which represents non-cancellable sales orders for products not yet shipped or services to be performed, was approximately $10 million, compared to $1.9 million as of December 31, 2007.  This significant increase is principally a result of backlog from Mobilisa.

    Going to the fourth quarter, revenues for the quarter ending December 31, 2008 increased 107 percent to $2,553,000 compared to $1,230,000 for the previous year. We had a net loss in the fourth quarter of 2008 of $378,000 or $(0.02) per share, prior to the impact of the goodwill impairment charge, compared to the net loss of $385,000 or $(0.03) for the fourth quarter of 2007.  After the goodwill impairment charge, the net loss for the fourth quarter was $32,550,000, or $(1.29) per share in 2008.
    At December 31, 2008, we had approximately $3.4 million in cash and cash equivalents.  We have no bank financing, nor do we have any long-term debt. After the goodwill impairment charge, our total assets are $24.2 million and we have shareholders’ equity of $20.6 million.
    Back to Nelson.
Nelson Ludlow: Thank you Pete.
    Let me briefly recap the business highlights.
    We expect to file the 10-K within the next two business days.
    We brought in more money than we spent in Q4, and also closed the year in the same situation.  We turned around from using $2.2M in cash in operations last year, to generally positive cash of over $800K this year for a nearly $3M swing in just over 9 months.
    We improved our position in cash as well.  As you know, to me, one of the best indicators of a company is what I call a health number, which is the cash (and cash equivalent) plus Accounts Receivable minus Accounts Payable.  While this is not a GAAP number, it is useful to us to determine whether our business is moving in the right direction.  In a healthy company that number should go up.  The management team has improved the Health number every quarter and this was true for Q4 also.
    Therefore, we had no burn of cash this quarter.  In fact, Cash and investments at the end of the quarter were up and closed at December 31st at $3.4M, up from 30 September of $2.3 million.
    Since Q4, we have received an Army-wide ATO and we have hired three key people in our Sales Team.
    We have engaged an Investor Relations firm, that I have high confidence in—Investor Relations Group or IRG led by Dr. Dian Griesel and her team.  You will see steady increased involvement in our Investor Relations Program.  I am very impressed with this firm.  We are already making progress.

    We are also were pleased with our recent announcement of the sale of our Defense ID system to a commercial company of Force Protection or NASDAQ:FRPT to help protect the critical plants building military vehicles, and the announcement of our partnership with Georgia Technology Authority or GTA to provide an online tool offered by the State of Georgia that provides a simple, instant solution to stop anyone using a fraudulent Georgia drivers license or identification card to access services. Businesses can verify drivers’ license information against the state database to prevent fraud, minimize loss and document verification when anyone presents a Georgia Drivers License.
    Also, we received a new patent for Identity Systems from the US Patent & Trademark office that was just awarded.  We have over 10 other applications of various forms in the works for filing for new Intellectual Property.
    Let me end on a theme I mentioned on the call last week.  We have converted the company from the Old Intellicheck that was losing money to a new company that is making money.  We are a solid $10 to $12M a year revenue company and making money without taking into account non-cash expenses.  However, my vision is that I want to shift us to the new level, to increases sales, to get us to the $20 to $25M a year in revenue.  Obviously that is the first step, but let’s make that our next short term goal.
    Pete Mundy and I are available to answer any questions you have.

Question and Answer Session
During the Question and Answer session on the conference call, one of the questions asked about key man insurance. The Company answered that this was an issue we would confirm. The answer is that Company does not currently have key man insurance.